UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
SOUTHEAST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	Commission File No.	20-8101695
(State or other jurisdiction	0001385090	(IRS Employer
of incorporation)		Identification No.)

1878 S. Congress Parkway
Athens, Tennessee	37303
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 745-6444
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 1, 2007, SouthEast Bancshares, Inc. Statutory Trust I (the “Trust”), a Delaware statutory trust subsidiary of SouthEast Bancshares, Inc., a Tennessee corporation (the “Company”), issued $3,000,000 of trust preferred securities to certain institutional investors and used the proceeds from the offering to purchase $3,000,000 of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (the “Subordinated Debentures”). In connection with the issuance of the trust preferred securities, the Company guaranteed, pursuant to a guarantee agreement, the payment obligations of the Trust related to the trust preferred securities.
     The Subordinated Debentures (and the Trust’s trust preferred securities) mature in 2037 and, until March 1, 2012, bear interest at an annual rate equal to 6.78% per annum and thereafter at a floating rate equal to the 3 month LIBOR plus 1.80%. The Company may defer the payment of interest on the Subordinated Debentures at any time for a period of up to twenty consecutive quarters provided the deferral period does not extend past the stated maturity. Except upon the occurrence of certain special events resulting in a change in the capital treatment or tax treatment of the Subordinated Debentures or resulting in the Company being deemed to be an investment company, the Company may not redeem the Subordinated Debentures until March 1, 2012. If the Subordinated Debentures are redeemed prior to March 1, 2012 as a result of the occurrence of any such special event, the Company is required to pay a redemption premium of 7.5% of the principal amount of the Subordinated Debentures.
Item 7.01. Regulation FD Disclosure.
     On March 1, 2007, the Company issued the press release furnished herewith as Exhibit 99.1 announcing the completion of the Trust’s offering of the trust preferred securities.
Item 9.01. Financial Statements and Exhibits.
     (c) The exhibits to this report are as follows:

Exhibit	Description
99.1	Press Release dated March 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHEAST BANCSHARES, INC. (Registrant)
By:	/s/ F. Stephen Miller
F. Stephen Miller
Chairman of the Board of Directors and Chief Executive Officer

Date: March 1, 2007

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated March 1,2007